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                                                                 EXHIBIT 99.1(f)

                MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST
                          Establishment and Designation

                Merrill Lynch North Carolina Municipal Bond


     The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust") , acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated August 2, 1985 (the Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share "Shares"), to create a separate Series, within the meaning of aid Section 6.2, as follows:

     1. The Series is designated the "Merrill Lynch North Carolina Municipal Bond Fund" (referred to herein as the "Fund").

     2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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     IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 6th day of August, 1992.


         /s/ Kenneth S. Axelson                 /s/ Herbert I. London
         ---------------------------           -------------------------
         Kenneth S. Axelson                    Herbert I. London
         Jameson Point Road                    New York University
         Rockland, Maine 04841                 Gallatin Division
                                               715 Broadway
                                               New York, New York 10003



         /s/ Joseph L. May                     /s/ Andre F. Perold
         ---------------------------           -------------------------
         Joseph L. May                         Andre F. Perold
         P.O. Box 3050                         Dillon House 34
         Nashville, Tennessee 37215            Soldiers Field Road
                                               Boston, Massachusetts 02163



         /s/ Arthur Zeikel
         ---------------------------
         Arthur Zeikel
         Box 9011
         Princeton, New Jersey 08543-9011


     The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal series Trust" refers to the Trustees Under the Declaration collectively as Trustees, but not as .individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

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